Exhibit 99.1

For Immediate Release (Images / Interviews / Samples Available)

NATROL ANNOUNCES DATE OF ANNUAL SHAREHOLDER MEETING

CHATSWORTH, CA — September 17, 2007 — Natrol, Inc. (Nasdaq: NTOL), a leading manufacturer and marketer of nationally branded nutritional products, today announced that the annual meeting of shareholders will be held at the Company’s headquarters at 21411 Prairie Street, Chatsworth, California, on Monday, December 3, 2007, at 8:30 a.m. Pacific Time.  The meeting is open to all stockholders of record on October 19, 2007.

Natrol will mail a definitive proxy statement to shareholders of record on or about November 2, 2007, which will contain important information about the meeting and the matters to be considered.  Shareholders are encouraged to read the Proxy statement and accompanying 10K and Annual Report when they become available.

About Natrol — Nourishing the Potential of Mind and Body SM

Natrol, Inc. (Nasdaq: NTOL), headquartered in Chatsworth, CA, has a portfolio of health and wellness brands representing quality nutritional supplements, functional herbal teas, and sports nutrition products.  Established in 1980, Natrol’s portfolio of brands includes:  Natrol®, Prolab®, Laci Le Beau®, Promensil®, Trinovin®, Nu Hair®, Shen Min®, and MRI®. The company also manufactures supplements for its own brands and on behalf of third parties.

Natrol distributes products nationally through more than 54,000 retailers, as well as internationally in over 40 other countries through distribution partners and subsidiaries in the UK and Hong Kong.  For more information, visit www.Natrol.com.

The statements made in this press release which are not historical facts, including statements regarding expectations for future growth of revenue and profits and trends concerning net sales, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. As a result of a number of factors, our actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause our actual results to differ materially from those in the forward-looking statements include, without limitation: (i) our ability to develop and execute our business plans, (ii) our ability to respond to competitive challenges and changing consumer preferences, (iii) our ability to consummate and integrate acquisitions, (iv) increased competition, (v) unfavorable publicity about dietary supplements in general or regarding our products or similar products sold by others, (vi) our exposure to product liability claims, our dependence upon certain large customers, and (vii) our ability to retain and attract talented management and other key employees, as well as those factors set forth under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2006, and in our other filings with the Securities and Exchange Commission.

Company Contact:	Investor Relations Contact:
Natrol, Inc.	ICR
Wayne Bos	James Palczynski
818-739-6000	203-682-8200

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